Exhibit 99.1

Coldwater Creek Provides Financial Guidance for Fiscal Year 2007

Sandpoint, ID, Feb. 8, 2007 – Coldwater Creek Inc. (Nasdaq: CWTR) today announced financial guidance for fiscal year 2007.

Net Sales

•	Net sales for the full year in fiscal 2007 are expected to be in the range of $1.24 to $1.27 billion

•	Net sales for the first fiscal quarter of 2007 are expected to be in the range of $260 to $265 million

•	Net sales for the second fiscal quarter of 2007 are expected to be in the range of $250 to $255 million

•	Net sales for the third fiscal quarter of 2007 are expected to be in the range of $325 to $330 million

•	Net sales for the fourth fiscal quarter of 2007 are expected to be in the range of $410 to $415 million

Earnings Per Share

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Diluted earnings per share for the full year in fiscal 2007 are expected to be in the range of $0.55 to $0.63 including an anticipated cost of approximately $0.04 per share associated with the company’s Coldwater Creek ~ The Spa test locations and an anticipated cost of approximately $0.05 per share associated with expensing stock-based compensation.

•	Diluted earnings per share for the first fiscal quarter of 2007 are expected to be in the range of $0.07 to $0.09

•	Diluted earnings per share for the second fiscal quarter of 2007 are expected to be in the range of $0.09 to $0.11

•	Diluted earnings per share for the third fiscal quarter of 2007 are expected to be in the range of $0.19 to $0.21

•	Diluted earnings per share for the fourth fiscal quarter of 2007 are expected to be in the range of $0.20 to $0.22

Capital Expenditures

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Capital expenditures for the full year in fiscal 2007 are expected to be approximately $115 million, primarily associated with the company’s retail store expansion and store-related expenditures and, to a lesser extent, investments in information technology and other corporate-related capital expenditures.

National Brand Advertising

•	The company plans to spend approximately $32 million on national brand advertising in fiscal 2007.

Retail Store Openings

•	The company plans to open a total of approximately 65 stores for the full year in fiscal 2007.

•	12 stores are scheduled to open in the first fiscal quarter of 2007.

•	11 stores are scheduled to open in the second fiscal quarter of 2007.

•	36 stores are scheduled to open in the third fiscal quarter of 2007.

•	6 stores are scheduled to open in the fourth fiscal quarter of 2007.

Coldwater Creek ~ The Spa test locations

•	The company plans to open a total of 3 test spa locations for the full year in fiscal 2007, compared with six locations in fiscal 2006.

•	One spa opening is scheduled to take place in the second fiscal quarter, with the remaining two spas scheduled to open in the third fiscal quarter.

Catalog Circulation

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The company plans to mail approximately 129 million catalogs for the full year in fiscal 2007, of which, approximately 29 million will be the Coldwater Creek Catalog, designed to promote retail store traffic.

•	This compares with approximately 119 million catalogs mailed in fiscal 2006, of which, approximately 20 million were associated with the retail store-focused Coldwater Creek Catalog.

Sales Channel Mix

•	The company anticipates that, at the end of fiscal 2007, its sales mix will be comprised of approximately 70 percent retail stores, 20 percent Internet and 10 percent catalogs.

Direct Sourcing

•	As previously announced, the company anticipates that approximately 50 percent of its merchandise will be sourced directly from manufacturers in fiscal 2007.

•	This compares with more than 30 percent of merchandise sourced directly from manufacturers in fiscal 2006.

In conjunction with Coldwater Creek’s Fiscal 2007 Financial Guidance, you are invited to listen to its conference call that will be broadcast live over the Internet on Thursday, February 8, at 4:45 p.m. (Eastern) with the management team of Coldwater Creek.

What: Coldwater Creek’s Fiscal 2007 Financial Guidance

When: 4:45 p.m. (Eastern) on February 8, 2007

Where: http://www.videonewswire.com/event.asp?id=37633

How: Live over the Internet — Simply log on to the Web at the address above

Contact: David Gunter, Divisional Vice President of Corporate

Communications & Investor Relations, 208-263-2266

Coldwater Creek is an integrated multi-channel retailer of women’s apparel, jewelry, gifts and accessories through a growing number of full-line retail stores across the nation, an e-commerce Web site at www.coldwatercreek.com, and direct-mail catalogs.

If you are unable to participate during the live webcast, the call will be archived on the Web site: http://www.coldwatercreek.com.

(Minimum requirements to listen to the broadcast: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia and at least a 28.8Kbps connection to the Internet).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected quarterly and annual fiscal year 2007 net sales, earnings per share and store openings, as well as projections for fiscal 2007 regarding capital expenditures, national brand advertising expense, spa openings, catalog circulation, sales channel mix and our direct sourcing initiative. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which may be affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, economic, political and competitive conditions and the possibility that because of poor customer response we may be required to sell merchandise at lower than expected margins, or at a loss; unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores; our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs; factors that could cause us to curtail or abandon our spa concept test and to not be able to recover any amounts we have invested, including unexpected or increased costs or delays in developing the spa concept, strain on management or working capital resources and the possibility we will determine through development or testing of the concept that demand does not meet our expectations; unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs; new interpretations of or changes to current accounting rules; increasing competition from discount retailers and companies that have introduced concepts or products similar to ours; difficulties encountered in anticipating and managing customer returns; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K/A Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266